Exhibit 3.1

SNAP INC.

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Snap Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

1. Article VI of the Amended and Restated Certificate of Incorporation of the Company is amended and restated in its entirety to read as follows:

ARTICLE VI

DIRECTOR AND OFFICER LIABILITY

1.	The liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

2.

To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of such directors or officers to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

3.

Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

2. The foregoing Certificate of Amendment has been duly approved by the required vote of the stockholders in accordance with Section 228 of the Delaware General Corporation Law and has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

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The Company has caused this Certificate to be executed by a duly authorized officer of the Company on the date set forth below.

Executed on August 26, 2022

SNAP INC.

By:	/s/ Michael O’Sullivan
Name:	Michael O’Sullivan
Title:	General Counsel and Secretary